UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California	0-13851	95-2848021
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10280 Camino Santa Fe, San Diego, California 92121
(Address of principal executive offices)

Registrant's telephone number: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     On October 25, 2007, the chief executive officer and chief financial officer of Nitches, Inc., a California corporation ("we", "us" or "our"), under authority granted to him by, and with the approval of, the audit committee of our board of directors, concluded that our previously reported consolidated financial statements included in our quarterly reports for the periods listed below should no longer be relied on:

  our quarterly report for the period ended November 30, 2006 filed with the Securities and Exchange Commission ("SEC") on January 22, 2007, as amended by our Form 10-Q/A filed with the SEC on January 31, 2007;
  our quarterly report for the period ended February 28, 2007 filed with the SEC on April 12, 2007; and
  our quarterly report for the period ended May 31, 2007 filed with the SEC on July 23, 2007, as amended by our Form 10-Q/A filed with the SEC on July 24, 2007.

     On October 26, 2007, we filed an amended quarterly report on Form 10-Q/A for each of the periods ended November 30, 2006, February 28, 2007 and May 31, 2007.

     Set forth below is a brief description of the facts underlying our conclusion that our reported consolidated financial statements should no longer be relied on:

(1) Periods ended November 30, 2006 and February 28, 2007. In our previous reports for the periods ended November 30, 2006 and February 28, 2007, we allocated the purchase price we paid in connection with our acquisition of Saguaro LLC to goodwill. At the time of the acquisition, Saguaro's only assets were the trademarks "Saguaro" and "Saguaro West." After further review, we concluded that we should have allocated the purchase price to the value of the trademarks acquired, rather than goodwill. Accordingly, each of the amended Form 10-Qs to our quarterly reports for the periods ended November 30, 2006 and February 28, 2007 that we filed on October 26, 2007 reflect this revision. The effect of this revision is a decrease in the dollar amount ascribed to "goodwill" for the period ended (i) November 30, 2006 from $5,344,000 to $2,620,000 and an increase in the dollar amount ascribed to "other intangibles not subject to amortization" from $1,208,000 to $3,932,000; and (ii) February 28, 2007 from $5,344,000 to $2,620,000 and to increase the dollar amount ascribed to "other intangibles" from $3,733,000 to $6,457,000.

In addition, we reevaluated our methodology for recognizing and reporting stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), "Share-Based Payment." We determined that due to the immediate vesting of 25% of all of the options granted during each of the periods ended November 30, 2006 and February 28, 2007, we must recognize an expense equal to 25% of the fair value of the options granted in such period, rather than expensing these amounts ratably over the first year of the term of the options. As such, each of the amended Form 10-Qs to our quarterly reports for the periods ended November 30, 2006 and February 28, 2007 that we filed on October 26, 2007 reflect a revised non-cash compensation cost of approximately (i) $199,000 for the three months ended November 30, 2007, which we previously reported as $49,000; and (ii) $301,000 for the six months ended February 28, 2007, which we previously reported as $119,000. The revisions discussed above resulted in corresponding reductions of our income and income taxes payable for the periods covered by these reports.

(2) Period ended May 31, 2007. For the period ended May 31, 2007, we amended our condensed consolidated statement of changes in shareholders' equity to remove a $103,000 prior period adjustment to our retained earnings as of the nine months ended May 31, 2006.

In addition, we expanded our discussion concerning the terms for vesting of our outstanding stock options.

Finally, in our original quarterly report on Form 10-Q for the period ended May 31, 2007 and in amendment number 1 thereto, we indicated that we had determined that our 2006 income tax provision included the correction of an error in the income tax provision for 2005, and further determined that correction of the error from 2005 should have been recorded as an adjustment to the 2005 financial statements, rather than as an adjustment to the tax provision for 2006. We also stated that we intended to file an amendment to our Annual Report on Form 10-K for the year ended August 31, 2006 to reflect this adjustment.

After further analysis, we determined that although there was an error in the calculation of the income tax provision for 2005, correcting the issue would not be material to our operating results. The correction, if made, would reduce net income for 2006 by $103,000 and correspondingly reduce the net loss recorded in 2005 by the same amount. While the changes to our fiscal 2006 financial statements would be quantitatively significant when measured as a percentage of net income (the effect on our statement of operations would be to reduce our net income from $468,000 or $0.11 per share to $365,000 or $0.09 per share, a percentage change of 22.0%), the significance is largely attributable to the nominal amount of net income recorded in the period. We believe that it is not quantitatively significant when compared to the overall scale of our financial position or results of operation. Also, we do not believe that the change would be material from a qualitative standpoint. During 2006 we completed three acquisitions that had a significant impact on our operations in 2006 and are expected to have a larger impact on our operations for 2007. We believe that investors who are evaluating our stock will be concerned with a multitude of factors such as financial position, gross profit margin, new product initiatives, and integration of acquisitions. Based on this analysis, we do not believe that change is material from a quantitative or qualitative standpoint, and accordingly we decided not to amend and restate our financial statements for the year ended August 31, 2006.

     Our chief executive officer and chief financial officer, under authority granted to him by the audit committee of our board of directors, discussed all of the foregoing and reviewed it with J.H. Cohn LLP, our independent registered public accounting firm.

     Although the amended quarterly reports on Form 10-Q/A that we filed on October 26, 2007 for each of the periods ended November 30, 2006, February 28, 2007 and May 31, 2007 restated certain of our financial results for the periods covered by such reports, we did not amend our disclosure regarding the conclusions of our principal executive and principal financial officer regarding the effectiveness of our disclosure controls and procedures as of the end of the period covered by such reports.

     As discussed in our previously filed quarterly and annual reports, disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow for timely decisions regarding required disclosure. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues have been detected. The design of any system of controls is based in part upon a cost-benefit analysis and certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. While our management does not believe that our controls will prevent all errors, our disclosure controls and procedures are designed to provide a reasonable assurance of achieving their objectives.

     At the time we filed our initial quarterly reports for each of the periods ended November 30, 2006, February 28, 2007 and May 31, 2007, our principal executive and principal financial officer concluded that our disclosure controls and procedures as of the end of the period covered by such reports were effective at the reasonable assurance level. Our principal executive and principal financial officer reached the same conclusion when we filed our amended quarterly reports on October 26, 2007. In reaching this conclusion, our principal executive and principal financial officer determined that while the restatements of certain of our financial results were appropriate, they were not the result of any material weakness in our disclosure controls and procedures. The accounting issues involved in the financial results that were restated were complex. Because the accounting issues were complex, we engaged and obtained the advice of qualified experts on such matters. After further review, we determined that our initial quarterly reports required amendment. However, such required amendments were not the result of any material weakness in our disclosure controls or procedures.

SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

NITCHES, INC.
Registrant

November 6, 2007	By:	/s/ Steven P. Wyandt
Steven P. Wyandt
As Principal Financial Officer
and on behalf of Registrant